Exhibit 99.1

General Growth Properties, Inc.
News Release FOR IMMEDIATE RELEASE	110 N. Wacker Dr.
Chicago, Illinois 60606
312.960.5000 TEL
312.960.5484 FAX
CONTACT:
Timothy Goebel
Director, Investor Relations
General Growth Properties
(312) 960-5199
General Growth Properties, Inc. Provides
Updated 2007 Core FFO Guidance and
Announces Land Impairment Charges
Chicago, Illinois, December 10, 2007 — General Growth Properties, Inc. (NYSE: GGP) today announced an update to previously provided Core Funds From Operations (Core FFO) guidance per share for 2007. This updated guidance is the result of additional amounts expected to be recorded in connection with the previously reported jury verdict in the Caruso Affiliated Holdings and Glendale Galleria matter. GGP currently projects 2007 Core FFO per share to be in the range of $2.95 to $2.98 per share, a decrease of $0.18 per share from the previously announced guidance per share for 2007.
GGP expects to record the remaining amount of the jury verdict during the fourth quarter of 2007, approximately $52 million, in the Caruso Affiliated Holdings and Glendale Galleria matter, as a result of our potential responsibility as managing agent of Glendale Galleria. GGP/Homart II previously recorded the approximate $74 million verdict in the third quarter of 2007 and GGP previously recorded its 50% share, approximately $37 million, as an adjustment to our equity in earnings of our Unconsolidated Real Estate Affiliates. This additional amount, when combined with the previously recorded $37 million, represents the full amount of the verdict, including the punitive damage award and is reflected in the updated Core FFO guidance.
“We emphatically disagree with the verdict and the award of punitive damages. We will ask the court to overturn the jury’s decision. However, we believe the prudent action at this time is to reflect the full amount of the verdict in our guidance and financial statements,” said John Bucksbaum, CEO of GGP.
GGP also announced it expects to record a non-cash impairment charge during the fourth quarter of 2007 to write-down to the estimated fair market value the residential land held for sale in the Fairwood, Maryland and Columbia, Maryland Master Planned Communities. The impairment charge, net of tax benefit, will be approximately $77 million and will reduce the carrying values of these properties to approximately $60 million and $141 million respectively. The impairment charge does not impact projected Core FFO.

“These impairment charges are a result of the continued decline in the residential housing market and the impact on land values in these two nearly complete master planned communities. In contrast, the Summerlin and Bridgeland communities are much newer projects with greater long-term potential for land sales and considerable values above our current carrying amounts,” said John Bucksbaum.
ABOUT GGP
General Growth Properties, Inc. is one of the largest U.S.-based publicly traded Real Estate
Investment Trusts (REIT) based upon market capitalization. General Growth currently has ownership interest in, or management responsibility for, a portfolio of more than 200 regional shopping malls in 45 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet and includes over
24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP.
FUNDS FROM OPERATIONS (FFO) AND CORE FFO
The Company, consistent with real estate industry and investment community preferences, uses FFO as a supplemental measure of operating performance for a REIT. The National Association of Real Estate
Investment Trusts (NAREIT) defines FFO as net income (loss) (computed in accordance with Generally
Accepted Accounting Principles (GAAP)), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance. However, we believe that Funds From Operations is a less meaningful supplemental measure for the Master Planned Communities segment of our business. Funds From Operations does not facilitate an understanding of the operating performance of the Master Planned Communities segment of our business as our primary strategy in this segment is to develop and sell land in a manner that increases the value of the remaining land. In addition, the Master Planned Communities segment of our business is operated within taxable REIT subsidiaries and therefore our income tax expense is largely attributable to this segment of the business. To isolate these parts of the Company from the Retail and Other segment for which Funds From Operations is a relevant measure of operating performance, the Company also uses Core FFO as an operating measure. Core FFO is defined as Funds From Operations excluding the Real Estate Property Net Operating Income from the Master Planned Communities segment and the provision for income taxes.
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements, including our 2007 Core FFO per fully diluted share guidance. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of indebtedness and interest rates, market conditions, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Form 10-K, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.